Exhibit 99.1

SailPoint Announces the Transition of Cam McMartin from Chief Operating Officer to SailPoint Board of Directors

AUSTIN, December 2, 2019 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced that Cam McMartin will transition from his current role as Chief Operating Officer to SailPoint’s Board of Directors at the end of this year.

In his tenure at SailPoint, Cam McMartin has made a significant impact on the company. He joined in 2011 as Chief Financial Officer where he helped drive SailPoint’s growth from a financial as well as from an operational standpoint. He became Chief Operating Officer in May 2019 as SailPoint welcomed incoming CFO Jason Ream. With his departure from the executive leadership team as of December 31, 2019, Cam will continue to work closely with SailPoint as a key member of SailPoint’s Board of Directors. Cam’s operational responsibilities will be assumed by SailPoint’s leadership team.

“It’s been a privilege to work with the incredibly talented and smart SailPoint team to establish the company as the leader in identity governance,” said Cam. “I am proud of what we have accomplished to date and believe the company is well positioned to do even greater things in the years ahead. I am excited to join the Board of Directors and continue to contribute to the success of the company over time.”

“Cam has been an important voice on our leadership team over the years, particularly during our successful IPO in 2017,” said Mark McClain, CEO and Co-founder. “I am grateful for his expertise over the years in strategically balancing the operational and financial needs of the business, which has helped propel us into the strong competitive position we’re in today. I warmly welcome him to our board and am eager to see the impact he will continue to have on our business in his new capacity.”

SailPoint: The Power of Identity™
SailPoint, the leader in enterprise identity governance, brings the Power of Identity to customers around the world. Leveraging artificial intelligence and machine learning, SailPoint’s predictive identity governance platform delivers adaptive security and continuous compliance while dramatically improving operational efficiency. With SailPoint, organizations of all sizes can embrace innovation, expand their workforce globally and evolve their business, securely and confidently. As both an industry pioneer and market leader in identity governance, SailPoint helps protect some of the world’s most prominent companies in a wide range of industries, including: 9 of the top 15 banks, 4 of the top 6 healthcare insurance and managed care providers, 9 of the top 15 property and casualty insurance providers, 5 of the top 13 pharmaceutical companies, and 11 of the largest 15 federal agencies.

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Investor Relations

ICR for SailPoint

Brian Denyeau, 512-664-8916

investor@sailpoint.com

or

Media Relations

SailPoint Technologies Holdings, Inc.

Jessica Sutera, 978-278-5411
Jessica.Sutera@sailpoint.com